Exhibit 99.3

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations
& Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION COMPLETES $250 MILLION SENIOR SECURED NOTES OFFERING

BLOOMFIELD HILLS, Michigan, December 29, 2009 — TriMas Corporation (NASDAQ: TRS) today announced the closing of its previously announced private placement offering of $250 million principal amount of 9 3/4% Senior Secured Notes due 2017 (the “Senior Secured Notes”).

The net proceeds of the offering, together with other available cash, was used by TriMas Corporation to purchase, redeem or otherwise retire all of its outstanding 9 7/8% senior subordinated notes due 2012 and to pay fees and expenses related to the Senior Secured Notes offering, tender costs and expenses associated with the retirement of its outstanding 9 7/8% senior subordinated notes.

The Senior Secured Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption there from.  The Senior Secured Notes were sold only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Secured Notes, nor shall there be any offer, solicitation or sale of any Senior Secured Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.  This notice is being issued pursuant to and in accordance with rule 135(c) under the Securities Act.

# # #